WEINBERG & COMPANY, P.A.
CERTIFIED PUBLIC ACCOUNTANTS

March 4, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: iDcentrix, Inc.
Commission File No. 000-51263

We have read the statements that we understand iDcentrix, Inc. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very Truly Yours,

Weinberg & Company, P.A.

6100 Glades Road • Suite 314
Boca Raton, Florida 33434
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www.cpaweinberg.com

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Shui On Centre • 6-8 Harbour Road
Wanchai, Hong Kong, P.R.C.
Telephone: 852-2780-7231
Facsimile: 852-2780-8717